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                                                                    EXHIBIT 99.1

Company Contact:
Robert J. Blair
Western Digital Corporation
212.867.4490
bob.blair@wdc.com

For Immediate Release

                      WESTERN DIGITAL FINANCIAL RESULTS FOR
                FOURTH FISCAL QUARTER TO BE WEAKER THAN EXPECTED

IRVINE, Calif.--June 17, 1999--Western Digital Corporation (NYSE: WDC) today announced that its loss from operations for the quarter ending July 3, 1999 is expected to be in the range of $.90 to $.98 per share. This range excludes a previously announced restructuring charge of $20 million associated with the sale of its media business. The Company indicated that the larger than expected loss was due to aggressive pricing pressures in the desktop drive product line, which accounts for nearly 90% of Company revenue.

In light of a recent decision to substantially reduce production of desktop drives this quarter to avoid building excess inventories, the Company expects total shipments of approximately 5.5 million units, compared with March quarter shipments of 5.1 million units.

"The competitive pricing environment has been much more aggressive than we expected this quarter," said Chuck Haggerty, Western Digital chairman, president and chief executive officer. "However, overall demand is healthy for WD drives, reflecting our improved share position at several strategic OEM customers where we have re-established ourselves as a primary supplier."

Haggerty also noted that the Company's 6.8 GB per platter 5400 RPM desktop drive is in volume production and would begin shipping before the end of this month, and that both the 6.8GB/platter 7200 RPM desktop and the new 10,000 RPM WD Enterprise drives are expected to ship in July.

Western Digital Corporation is a leader in information storage products and services. The Company designs and manufactures hard drives for personal and enterprise-wide computing, and markets them to leading systems manufacturers and selected resellers under the Western Digital brand name. The Company was founded in 1970 and has long been noted for its storage and end-market systems-level design knowledge. The Company's home page can be found at http://www.westerndigital.com.


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This release contains forward-looking statements, including statements regarding the Company's revenue and results of operations for the quarter ending July 3, 1999, overall demand for the Company's drives, the OEM content of the Company's business for the quarter, and the time of volume shipments of the Company's 6.8 GB per platter desktop programs and 10,000 RPM enterprise drives. These statements are based on current expectations, and actual results may vary materially as a result of several factors, including: the level of pricing pressure in the desktop hard disk drive market during the final weeks of the quarter; OEM pulls of the Company's products during the final weeks of the quarter; actual results for the quarter; success in the Company's efforts to prepare its 6.8 GB per platter desktop programs and its 10,000 RPM enterprise drives for volume production; and the risk factors set forth in the Company's recent registration statements and periodic reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of such statements.



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